EXHIBIT 99.1

iMine Corporation Appoints Sunwai InfoSec Technologies, Ltd. as a Taiwan Distributor for Cryptocurrency Mining Rigs

Indianapolis, IN, July 20, 2018 /GlobeNewswire/ -- iMine Corporation (“iMine” or the “Company”) (OTCQB:JRVS), a publicly-traded company focused on developing and selling commercial-grade cryptocurrency miners, announces its appointment of Sunwai InfoSec Technologies, Ltd. as a nonexclusive Taiwan distributor of iMine’s product line. iMine is in the process of introducing its line of cryptocurrency mining equipment under its Ai brand.

Sunwai InfoSec Technologies (http://www.sunwai.com/) was founded in 2004 to engage in the distribution of internationally renowned technology products in Taiwan. Sunwai is experienced in cybersecurity consulting, software development, and system integration and its customer base includes major Taiwanese institutions. Sunwai both sells products and provides system integration consulting service to its customers.

Sei-Peng Tu, Chief Executive Officer of Sunwai InfoSec Technologies, commented, “Sunwai is excited about introducing iMine’s newly-designed cryptocurrency mining rigs to prospective clients in Taiwan.”

“Taiwan is an integral part of the blockchain ecosystem with a strong focus on advanced technology,” said Daniel Tsai, iMine’s Chief Executive Officer. “We are pleased to be represented by a company with Sunwai’s reputation and we look forward to working with Sunwai to introduce our Ai product line in the Taiwan market.”

About Sunwai

Sunwai is a leading cybersecurity service provider and high-tech products distributor in Taiwan. It is the general agent for F-Secure, a Finnish cyber security and privacy company listed on NASDAQ Nordic, and Sophos, an English security software and hardware company listed on the London Stock Exchange, in the Greater China region. Sunwai provides expert cybersecurity consulting services to Taiwanese institutions such as the Ministry of Transportation and Communications, Asia Pacific Telecom, and Taiwan Power Company.

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About iMine Corp

iMine Corporation is a publicly-traded company that is in the process of developing the business of selling computer equipment which can be used for the mining of cryptocurrency. The industry commonly refers to this computer equipment as “mining rigs”. We plan to develop and sell GPU-based mining rigs based on our specifications. For more information, please visit http://iminecorp.com/. Information on our website or any other website is not part of this press release.

Safe Harbor Statement:

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Such statements include any that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate", "project", "intend", "forecast", "anticipate", "plan", "planning", "expect", "believe", "likely", "should", "could", "would", "may" or similar words or expressions. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those in such statements, which involve risks and uncertainties, including those relating to the Company's ability to design and market cryptocurrency mining equipment, sell any cryptocurrency it may mine, and develop and market its own cryptocurrency mining equipment. Actual results may differ materially from those predicted and any reported should not be considered an indication of future performance. Potential risks and uncertainties include the Company's operating history and resources, economic, competitive, and equity market conditions.

Media and Investor Contact:

Mike Zhou

iMine Corp

(877) 464-6388

mikez@iminecorp.com

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